UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2014

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 11, 2014, American Water Works Company, Inc. and American Water Works Service Company, Inc. (collectively, the “Company”) entered into an agreement with Kellye L. Walker, the Company’s Senior Vice President, General Counsel and Secretary, relating to Ms. Walker’s separation from the Company. Under the agreement, Ms. Walker’s employment with the Company will terminate on January 6, 2015 and she will receive (i) a severance payment of $612,250, payable over the 12 month period following the termination of her employment, and (ii) a payment of $318,125, payable over the six month period following the termination of her employment, for consulting services Ms. Walker has agreed to provide over the six month period. Ms. Walker also will receive, over the 18 month period following the termination of her employment, reimbursement of COBRA premiums that she pays for continued health insurance coverage under the Company’s health plans, reduced by amounts she would have been required to pay as an employee of the Company. The agreement also provides that Ms. Walker will receive a payout under the Company’s 2014 Annual Incentive Plan based upon the product of her target award amount times the corporate multiplier that is approved by the Board of Directors based on the Company’s performance (which, in all material respects, is the same methodology as was used to determine her award under the 2013 Annual Incentive Plan). In addition, Ms. Walker’s benefits under the Company’s 401(k) plan and nonqualified deferred compensation plan, and entitlements under her equity awards, will be determined in accordance with their respective terms, which are not affected by the agreement. Ms. Walker will be subject to a confidentiality covenant and will provide a general release to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2014	By:	/s/ Linda G. Sullivan
Linda G. Sullivan
Senior Vice President and Chief Financial Officer

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